As filed with the Securities and Exchange Commission on June 3, 1998
                                                    Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                PMC-SIERRA, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                        94-2925073
(State of Incorporation)                    (I.R.S. Employer Identification No.)


                              105-8555 Baxter Place
                        Burnaby, British Columbia V5A 4V7
                                     Canada
                    (Address of principal executive offices)

                        1998 PMC-SIERRA (MARYLAND), INC.
                                STOCK OPTION PLAN
                            (Full title of the plan)

                          The Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801
                                  (800)677-3394
            (Name, address and telephone number of agent for service)

                                    Copy to:
                                  Neil J. Wolff
                     Wilson Sonsini Goodrich & Rosati, P.C.
                               650 Page Mill Road
                        Palo Alto, California 94304-1050



================================================================================


                         CALCULATION OF REGISTRATION FEE
                                           Proposed           Proposed
      Title of                             Maximum            Maximum              Amount
     Securities            Amount          Offering           Aggregate             of
       to be                to be          Price Per          Offering          Registration
     Registered          Registered        Share(1)           Price(1)              Fee
--------------------- ---------------- ----------------  -------------------- ----------------

Common Stock.........    214,414 shs        $38.53           $8,261,371.42         $2,437.10


(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee. Based on the average of the high and low prices of the Common Stock on June 1, 1998, as reported on the Nasdaq National Market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.      Incorporation of Documents by Reference.

      The following documents and information are incorporated by reference as filed with the Securities and Exchange Commission:

      (a)    The Company's 1997 Annual Report to Stockholders.

      (b) The Company's Form 10-K Annual Report for the fiscal year ended December 28, 1997.

      (c) The Company's Form 10-Q Quarterly Report for the quarter ended March 29, 1998.

      (d)    The Company's Form 8-K dated April 15, 1998 and May 20, 1998.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.


Item 4.      Description of Securities.

      The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001, and 5,000,000 shares of Preferred Stock, par value $0.001.

      The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete though the Company believes it contains all the material provisions, and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and by the provisions of applicable law.

      Common Stock

      The Company's Common Stock is registered under Section 12(g) of the Exchange Act. Subject to preferences that may be applicable to any outstanding Preferred Stock which may be issued in the future, the holders of Common Stock are entitled to receive ratably such non-cumulative dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Common Stock. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that stockholders may, in accordance with Section 214 of the Delaware General Corporation Law, cumulate their votes in the election of directors. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to liquidation preferences, if any, of Preferred Stock which may be issued in the future. All outstanding shares of Common Stock are fully paid and non-assessable.

      Preferred Stock

      Pursuant to the Company's Certificate of Incorporation, the Board of Directors of the Company has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Such issued Preferred Stock could adversely effect the voting power and other rights of the holders of Common Stock. The issuance of Preferred Stock may also have the effect of delaying, deferring or preventing a change in control of the Company. At present, there are no outstanding shares of Rights of Holders of Special Shares of PMC-Sierra, Inc.

      Rights of Holders of Special Shares of PMC-Sierra, Inc.

      The Special Shares of PMC-Sierra, Inc. are redeemable for Common Stock of the Company. Special Shares do not have voting rights in the Company, but in all other respects they represent the economic and functional equivalent of the Common Stock of the Company for which they can be redeemed. Under applicable law, each class of Special Shares will have class voting rights in certain circumstances with respect to transactions that effect the rights of the class and for certain extraordinary corporate transactions. Two kinds of Special Shares are outstanding: A Special Shares and B Special Shares.

      Delaware Law

      Section 203 of the Delaware General Corporation Law, from which the Company has not opted out in its Certificate of Incorporation, restricts certain "business combinations" with "interested stockholders" for three years following the date that a person or entity becomes an interested stockholder, unless the Company's Board of Directors approves the business combination and/or certain other requirements are met.


Item 5.      Interests of Named Experts and Counsel.

      Not applicable.

Item 6.      Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This statute describes in detail the right of the Registrant to indemnify any such person.

      The Registrant's Certificate of Incorporation eliminates in certain circumstances the liability of directors of the Registrant for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

      The Registrant's Certificate of Incorporation also provides generally for indemnification of all directors and officers of the Registrant to the fullest extent permitted by the General Corporation Law of the State of Delaware. Such right to indemnification shall be deemed to be a contract right and includes generally the right to be paid by the Registrant the expenses incurred in defending any proceeding covered by this provision in advance of its final disposition. Individuals who are entitled to indemnification may bring suit to seek recovery of amounts due under the foregoing provisions and to recover the expenses of such suit if successful.

      The Registrant has entered into indemnification agreements to such effect with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

      The Registrant believes that it is the position of the Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act, such provisions are against public policy as expressed in the Security Act and are therefore unenforceable.

      The Registrant currently maintains an officers' and directors' liability insurance policy which covers, subject to the exclusions and limitations of the policy, officers and directors of the Registrant against certain liabilities which may be incurred by them solely in such capacities.


Item 7.      Exemption from Registration Claimed.

      Not applicable.


Item 8.      Exhibits.

      The exhibits to this registration statement are listed in the Exhibit Index located after the signature pages.


Item 9.      Undertakings.

           (a)      The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this regis tration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of Registrant, Indemnification Agreements entered into between Registrant and its officers and directors, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, British Columbia, Canada, on this 1st day of June __, 1998.

                                       PMC-SIERRA, INC.

                                       By: /S/ROBERT L. BAILEY
                                           -------------------------------------
                                           Robert L. Bailey, President and Chief
                                           Executive Officer


                                POWER OF ATTORNEY

           KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Robert
L. Bailey and John W. Sullivan his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                             Title                      Date
     ---------                             -----                      ----

/S/ROBERT L. BAILEY      President, Chief Executive Officer and     June 1, 1998
-------------------      Director (principal executive officer)
(Robert L. Bailey)

/S/JOHN W. SULLIVAN      Vice President of Finance and Chief        June 1, 1998
-------------------      Financial Officer (principal financial
(John W. Sullivan)       and accounting officer)

/S/JAMES V. DILLER       Chairman of the Board of Directors         June 2, 1998
------------------
(James V. Diller)

/S/ALEXANDRE BALKANSKI   Director                                   June 1, 1998
----------------------
(Alexandre Balkanski)

/S/FRANK J. MARSHALL     Director                                   June 2, 1998
--------------------
(Frank J. Marshall)

                         Director
--------------------
(L. Colin Beaumont)

                                  EXHIBIT INDEX




Exhibit
Number                       Exhibit


  5.1      Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 23.1      Consent of Deloitte & Touche, Independent Auditors

 23.2      Consent of Ernst & Young LLP, Independent Auditors

 23.3      Consent of Counsel (Contained in Exhibit 5.1 above)

 24.1      Power of Attorney (see page II-4)